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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1 )*

                               TrackPower, Inc.
               -------------------------------------------------
                               (Name of Issuer)

                     Common Stock par value $0.001 per share
               -------------------------------------------------
                         (Title of Class of Securities)

                                    025369109
                                 (CUSIP Number)

                                   May 4, 1999
               -------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

         [ ]  Rule 13d-1(b)

         [X]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of the section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.   025369109                           13G



----------------------------------------------------------------------
1.       Names of Reporting Persons           Mees Pierson ICS Limited
         or I.R.S. Identifica-
         tion Nos. of Above Persons
----------------------------------------------------------------------
2.       Check the Appropriate Box            (a)
         if a Member of a Group               ------------------------
                                              (b)
----------------------------------------------------------------------
3.       S.E.C. Use Only
----------------------------------------------------------------------
4.       Citizenship or Place of              United Kingdom
         Organization
----------------------------------------------------------------------
Number of Shares                        (5) Sole Voting Power       0
Beneficially                            ------------------------------
Owned by Each Reporting                 (6) Shared Voting Power     0
                                        ------------------------------
                                        (7) Sole Dispositive Power  0
                                        ------------------------------
                                        (8) Shared Dispositive      0
                                            Power
----------------------------------------------------------------------
9.   Aggregate Amount Beneficially
     Owned by Each Reporting Person                                 0
----------------------------------------------------------------------
10.  Check if the Aggregate Amount
     in Row (9) Excludes Certain
     Shares
----------------------------------------------------------------------
11.  Percent of Class Represented
     by Amount in Row 9                                             0%
----------------------------------------------------------------------
12. Type of Reporting Person                                        CO
-----------------------------------------------------------------------



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CUSIP No.   025369109                   13G





                       CONTINUATION PAGES TO SCHEDULE 13G



Item 1(a) Name of Issuer:

          TrackPower, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          67 Wall Street
          Suite 2411
          New York, New York 10005

Item 2(a) Name of Person Filing:

          Mees Pierson ICS Limited

Item 2(b) Address of Principal Business Office:

           Camomile Court
           23 Camomile Street
           London EC3A 7PP, United Kingdom

Item 2(c) Citizenship:

          United Kingdom

Item 2(d) Title of Class of Securities:

          Common Stock, par value $0.001 per share

Item 2(e) CUSIP Number:

          025369109

Item 3. If this statement is filed pursuant to " 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or Dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

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CUSIP No.   025369109                           13G



        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940
                 (15 U.S.C. 80a-8).

        (e) [ ]  An investment adviser in accordance with
                 section 240.13d-1(b)(1)(ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F);

        (g) [ ]  A parent holding company in accordance with
                 section 240.13d-1(b)(ii)(G);

        (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                 1813);

        (i) [ ]  A church plan that is excluded from the
                 definition of an investment company under
                 section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

        (a)      Amount Beneficially Owned: 0 shares of Common Stock

        (b)      Percent of Class: 0%

        (c)      Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0

              (ii) shared power to vote or to direct the vote: 0

             (iii) sole power to dispose or to direct the disposition of: 0

              (iv) shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

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CUSIP No.   025369109                           13G



Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent
          Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

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CUSIP No.   025369109                           13G




Item 10.  Certification.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.


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CUSIP No.   025369109                           13G



SIGNATURE.
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated as of: November 30th, 1999

                                              Mees Pierson ICS Limited



                             Signature:       Peter Koster
                                              --------------------
                             Name:            Peter Koster
                             Title:           Director


                             Signature:       Phillipe Crichton
                                              --------------------
                             Name:            Philippe Crichton,
                             Title:           Credit Manager